                                                                   EXHIBIT 10.15

                         GLOBAL TRADE SERVICES AGREEMENT*

                                 BY AND BETWEEN

                               FORD MOTOR COMPANY

                                       AND

                      VASTERA SOLUTION SERVICES CORPORATION

----------
* Portions of this document have been omitted, with the precise position of these omissions marked with an asterisk, pursuant to a request for confidential treatment and such omitted portions have been filed separately with the U.S.

Securities and Exchange Commission.


                                TABLE OF CONTENTS

1.      DEFINITIONS...................................................     1
2.      RELATIONSHIP OF PARTIES.......................................     3
3.      SERVICES......................................................     5
4.      STATUS REPORTS................................................     8
5.      RATES AND CHARGES.............................................     8
6.      INTELLECTUAL PROPERTY RIGHTS..................................     9
7.      NEW TECHNOLOGY................................................    12
8.      DATA AND CONFIDENTIALITY......................................    12
9.      FACILITY AND INFORMATION ACCESS...............................    15
10.     REPRESENTATIONS AND WARRANTIES................................    17
11.     CORPORATE CITIZENSHIP.........................................    18
12.     RECORDS; CONTROL REVIEW; AUDITS...............................    19
13.     TERM..........................................................    20
14.     TERMINATION, EXPIRATION AND TRANSITION........................    20
15.     INDEMNITIES...................................................    22
16.     LIMITATION OF LIABILITY.......................................    24
17.     INSURANCE.....................................................    25
18.     OTHER ARRANGEMENTS............................................    26
19.     DISPUTE RESOLUTION............................................    26
20.     GENERAL.......................................................    27


                                    SCHEDULES

SCHEDULE A: SERVICES
SCHEDULE B: SELECTED FORD OPERATIONS

SCHEDULE C: LAUNCH PLAN
SCHEDULE D: MANAGED AGREEMENTS
SCHEDULE E: SERVICE OBJECTIVES
SCHEDULE F: STATUS REPORTS
SCHEDULE G: CHARGES / PRICING

SCHEDULE H: APPLICATION CONTROL REVIEW GUIDELINES
SCHEDULE I: PUBLICITY/ADVERTISING GUIDELINES

SCHEDULE J: PARENT GUARANTY

                         GLOBAL TRADE SERVICES AGREEMENT

This Global Trade Services Agreement is made this fourteenth day of July, 2000 (the "Effective Date"), by and between Ford Motor Company, a Delaware Corporation having its principal place of business at One American Road, Dearborn, MI 48126 (hereinafter "Ford") and Vastera Solution Services Corporation, a Delaware corporation having its principal place of business at 45025 Aviation Drive, Dulles, Virginia 20166 (hereinafter "Vastera"). As used in this Agreement, "Party" means either Ford or Vastera, as appropriate, and "Parties" means Ford and Vastera. The Parties agree that the following terms and conditions shall apply to the products and services to be provided by Vastera under this Agreement in consideration of certain payments to be made by Ford.

                                    RECITALS

WHEREAS, Ford desires for Vastera to perform selected customs-related services as further described in this Agreement.

WHEREAS, After careful evaluation of Vastera's proposals, Ford has agreed to engage Vastera to render such services. After careful evaluation of Ford's industry, business operations and needs, and Vastera's ability to satisfy such needs, Vastera has agreed to perform such services. This Agreement documents the terms and conditions of such arrangement.

NOW, THEREFORE, for and in consideration of the agreements set forth below, Vastera and Ford agree as follows:

                              TERMS AND CONDITIONS

1.     DEFINITIONS

1.1    CERTAIN DEFINITIONS

       When used in this Agreement, the capitalized terms set forth below shall have the meaning indicated:

              (a) "AGREEMENT" shall mean this Global Trade Services Agreement between the Parties, and shall include these Terms and Conditions, all Schedules, Attachments to Schedules, and any revisions or amendments made in accord with the terms hereof.

              (b) "CONTROL" and its derivatives (including "Controlling Interest") shall mean, with regard to any entity, the legal, beneficial, or equitable ownership, directly or indirectly of fifty percent (50%) or more of the capital stock (or other ownership interest if not a corporation) of such entity ordinarily having voting rights or the ability of a person to elect or designate a majority of the members of the Board of Directors or other governing body of such entity.

              (c) "CUSTOMS PENALTY LOSS" shall mean Losses incurred by Ford or a Ford Subsidiary attributable to any fines, penalties, or additional charges imposed by a governmental entity or other legal authority as a result of alleged or actual non-compliance with applicable customs-related laws, regulations, or rules.

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

              (d) "DELIVERABLES" shall mean (i) all materials, including any information, designs, specifications, instructions, data, and any documentation incorporating the foregoing, designed or created for Ford by Vastera in the course of performing its obligations under this Agreement, and (ii) the Services.

              (e) "DERIVATIVE WORK" means a work of authorship based on one or more preexisting works, including, without limitation, a translation, condensation, transformation, expansion or adaptation, which, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement. The term "Derivative Work" does not include the preexisting work upon which the Derivative Work is based.

              (f) "EQUIPMENT" shall mean the computer hardware, attachments, peripherals and other computer and telecommunications equipment used to provide the Services.

              (g) "FEES" shall mean the Transaction Fee and the Gainsharing Fee as set forth in Schedule G.

              (h) "FORD" shall have the meaning set forth in the preamble to the Agreement.

              (i) "FORD GROUP" means Ford Motor Company, its Subsidiaries and for purposes of this Agreement, Mazda Motor Corporation.

              (j) "FORD PROPRIETARY PROPERTY" shall mean (i) facilities or Equipment owned by Ford and used to provide the Services ,
                     (ii) Ford's Data, (iii) Intellectual Property owned by Ford before the Effective Date, and (iv) other intellectual property ownership rights created under this Agreement.

              (k) "FORD'S DATA" means the information and data that is proprietary to Ford and utilized by Ford to uniquely operate Ford's business involving the importing and exporting of its products, as that information and data exists on the Effective Date and as it may evolve during this Agreement.

              (l) "GAINSHARING FEE" shall have the meaning set forth in Schedule -G.

              (m) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

              (n) "LOSSES" shall mean all liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees, disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

              (o)    "NET 15TH AND 30TH PROX." is a payment term requiring that
                     (i) payments for invoices submitted prior to the 15th of a given month are due on the 15th of the next month, and (ii) payments for invoices submitted on or after the 15th of a given month are due on the last day of the next month.

              (p) "SERVICES" shall have the meaning set forth in Section 3.1 of the Agreement.

              (q) "SOFTWARE" shall mean the programming and program listings (including Source Code and object code) used to provide the Services , and includes any additions, modifications, enhancements or alterations to such programming or program listings and copies thereof.

              (r) "SOURCE CODE" means both machine-readable and human-readable copies of Software, as well as all modifications or enhancements to such Software, consisting of instructions to be executed upon a computer in the language used by its programmers (i.e., before compilation or

                                       2

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                     assembly) in a form in which the program logic of the
                     Software is deducible by a human being, fully commented, and including all related flow diagrams and all other documentation and manuals.

              (s) "SUBSIDIARY" is any corporation, partnership, or other entity in which a Party has a Controlling Interest. For purposes of this Agreement, Visteon Corporation and Mazda Motor Corporation are not Subsidiaries of Ford.

              (t) "SYSTEM" or "SYSTEMS" shall mean all computer programs (both source code and object code, unless otherwise indicated) including, without limitation, software, firmware, application programs, operating systems, files, and utilities.

              (u) "TERM" shall mean the Initial Term (as defined in Section 13.1) and any Renewal Terms (as defined in Section 13.2).

              (v) "TRANSACTIONS FEE" shall have the meaning set forth in Schedule G.

              (w) "VASTERA" shall have the meaning set forth in the preamble to the Agreement, and shall include any Vastera subcontractors.

              (x) "VASTERA'S INFORMATION TECHNOLOGY" means the computer programs and systems including any associated files, documentation and data that is proprietary to Vastera and used by Vastera in the performance of Services hereunder, and any modifications or Derivative Works based upon any such program, system, file, documentation or data.

1.2    OTHER DEFINITIONS AND TERMS

Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated. Terms other than those defined within this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the information technology industry shall be interpreted in accordance with their generally known meanings. Unless the context otherwise requires, words importing the singular include the plural and vice-versa, and words importing gender include all genders.

2.     RELATIONSHIP OF PARTIES

2.1    RELATIONSHIP

Vastera, in performing its responsibilities and obligations under this Agreement, is acting as an independent contractor. Neither Party will have any right, power, or authority, express or implied, to bind the other Party, and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the Parties. Ford and Vastera shall not be construed as joint employers for any purpose. Vastera may retain subcontractors to perform its responsibilities and obligations under this Agreement in its sole discretion, and has the sole right to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Vastera under this Agreement. In the event that Vastera issues Powers of Attorney or other written authorization to a subcontractor to perform such responsibilities or obligations, Vastera shall provide a copy of such written Power of Attorney or other authorization to the Ford Liaison as designated in Section 2.2 of this Agreement.

2.2    SERVICE MANAGEMENT

       (a) Ford shall designate a Ford Liaison, and Vastera shall designate a Vastera Liaison to:

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

              (i) Serve as the single point of contact for that Party regarding such Party's performance under this Agreement and communications with the other Party;

              (ii) Assume responsibility for the overall supervision and management of that Party's obligations under this Agreement; and

              (iii) Serve on the Management Team.

       (b) Ford and Vastera agree that material aspects of the performance of the parties under this Agreement shall be coordinated through such designated liaisons. In all cases the Parties will make good faith efforts to cause their respective Liaisons to respond in a timely manner to inquiries or concerns from the other Party's designated Liaison.

       (c)    The initial Ford Liaison is:       David Rich

                                                 *

       (d)    The initial Vastera Liaison is:    Gary Boone

                                                 *

2.3    MANAGEMENT TEAM

       (a) Vastera and Ford shall establish an executive management steering committee (the "Management Team") made up of the Vastera Liaison (and any other Vastera personnel designated by Vastera) and the Ford Liaison (and any other Ford personnel designated by Ford). The Parties shall determine in writing the responsibilities of the Management Team, but shall include at a minimum the following responsibilities:

              (i)    review of the Parties' performance under this Agreement;

              (ii)   the facilitation of communication between the Parties; and

              (iii) the overall management of the Parties' relationship as such relationship pertains to Services.

       (b) Unless otherwise agreed upon by the Parties, meetings of the Management Team shall be held at least quarterly throughout the Term. At least two representatives of each Party must participate in Management Team meetings.

       (c)    The initial Ford members of the Management Team shall consist of:
                     Jerry Joyce, *
                     Frank Taylor, *

       (d) The initial Vastera members of the Management Team shall consist of:

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

                     Mark Palomba, *
                     Arjun Rishi, *

3.     SERVICES

3.1    SERVICES

Commencing as of the Effective Date and continuing throughout the Term, Vastera shall be responsible for providing to Ford import and export trade management services for selected Ford regions and selected Ford divisions and Subsidiaries as further specified in Schedule A (the "Services"). Services will be provided only to the Ford divisions, Subsidiaries, other entities, and regions specified in Schedule B (the "Selected Ford Operations").

3.2    IMPLEMENTATION OF SERVICES

       (a) There will be a phased implementation of Services beginning with the United States on the Effective Date ("Initial Launch"). A definitive Services implementation plan to transition the customs activities of the Selected Ford Operations to Vastera (the "Launch Plan") is attached hereto as Schedule C.

       (b) Implementation of Services in any region outside the United States is contingent on:

              (i) A Successful Implementation of Services in the United States. "Successful Implementation" means meeting all implementation-related Service Objectives ("Implementation Service Objectives", as further defined in Schedule E) and satisfaction of all Launch Plan milestones for the United States (as further described in the Launch Plan);

              (ii) No material breaches of this Agreement by Vastera that remain uncured; and

              (ii) Ford obtaining all regulatory, governmental, and other legal approvals that are required in connection with the implementation of Services (e.g., German Werks Council approval, etc.). Within thirty (30) days of the Effective Date, the Management Team shall begin the process of assessing the applicability of and obtaining all such regulatory, governmental, and other legal approvals. Both Ford and Vastera will use good faith efforts to support the Management Team efforts.

              Upon request by Vastera, Ford will discuss in good faith a waiver of some or all of the implementation requirements set forth in parts (i) through (iii) above.

3.3    MANAGED SUPPLIER AGREEMENTS

       (a) Subject to Ford's contractual confidentiality obligations (provided that Ford will use reasonable efforts, excluding expenditure of funds other than nominal

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

              expenditures, to receive the consents necessary to disclose to Vastera confidential information covered by such obligations), Vastera will manage and administer selected agreements between Ford and third party broker and freight forwarders (to the extent that such agreements apply to customs operations) that are identified and attached hereto as Schedule D (the "Managed Agreements"), as further described in Schedule A. *. Vastera shall also be responsible for the following with regard to the Managed
              Agreements:

              *

       (b) Unless Ford provides its objections to Vastera and the affected Third Party Service Provider within a commercially reasonable time, Ford shall pay all Managed Agreement invoices that are reviewed and approved by Vastera.

       (c)    Ford shall not enter into

              (i) any import/export customs-related modifications or amendments to existing Managed Agreements without written consent from Vastera, which consent will not be unreasonably withheld or delayed.

              (ii) any new import/export customs-related third party broker and freight forwarder agreements without written consent from Vastera, which consent will not be unreasonably withheld or delayed.

                     *

                     Nothing in this Agreement shall be construed as prohibiting Ford from entering into broker and freight forwarder agreements that do not relate to import/export customs activities as described in Schedule A.

3.4    OPTION FOR ADDITIONAL SERVICES

Unless a Party provides notice of termination or non-renewal of this Agreement, Vastera will have the right of first refusal in regions in which Vastera is currently providing Services to Ford and Ford Subsidiaries (based on competitive terms and pricing) for providing Services to Ford Subsidiaries to the extent such Subsidiaries are not included in the Selected Ford Operations, provided that such Subsidiaries may maintain and renew any third party contracts for Services in effect as of the Effective Date, and also may manage such Services internally without offering the right of first refusal to Vastera. At the option of the Subsidiary and with written notice to Vastera, any existing third party contract shall become a Managed Agreement under the scope of this Agreement, subject to any contractual or other legal limitations or restrictions.

3.5    SERVICES FOR DIVESTED BUSINESS UNITS

If Ford ceases to Control one of the divisions, business units, or Subsidiaries listed in Schedule B (such non-Controlled entity is referred to as a "Divested Business Unit") that receives Services, each such Divested Business Unit shall continue to receive Services at the Fees then in effect pursuant to this Agreement in accordance with the following:

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

       (a) For a Divested Business Unit for which the end of Control occurs prior the third anniversary of the Effective Date, such Divested Business Unit must continue to receive Services until the fourth anniversary of the Effective Date; and

       (b) For a Divested Business Unit for which the end of Control occurs on or after the third anniversary of the Effective Date, such Divested Business Unit must continue to receive Services for at least one year following the end of Control.

3.6    SERVICE OBJECTIVES

Vastera and Ford shall mutually agree upon the metrics and service objectives for the Services identified and set forth in Schedule E attached hereto (the "Service Objectives"). Vastera will use reasonable efforts to meet all Service Objectives; a failure by Vastera to meet a Service Objective is referred to as a "Violation". In the event that Ford provides written notice to Vastera that specifies a Violation, then the Management Team will promptly discuss such Violation. Ford may terminate this Agreement immediately upon written notice to Vastera if, after the ninety (90) day period following the first Management Team discussion, (i) the Management Team is unable to resolve the issue to both Parties' satisfaction, and (ii) Vastera has not cured the Violation. For purposes of this Section, a Management Team discussion includes any discussion between at least two Management Team representatives from each Party. Both Parties shall use reasonable efforts to cause the first Management Team discussion to occur as promptly as practicable following Ford's notice to Vastera of a Violation.

3.7    REQUEST FOR NEW SERVICES

Ford may from time to time during the Term request that Vastera perform a service that is not within the scope of Services described in Schedule A (a "New Service"). Upon receipt of such a request from Ford, Vastera shall provide Ford with:

       (a) a written description of the work Vastera anticipates performing in connection with such New Service; and

       (b)    a schedule for commencing and completing such New Service.

       (c)    appropriate pricing and service level commitments

Vastera shall not begin performing any New Service until Ford and Vastera have executed a written amendment to this Agreement for the performance of such New Service.

3.8    TRANSITION SERVICES

Vastera will, unless Ford requests otherwise in writing, provide Services to * in the regions specified in Schedule B (with regard to these four entities, such Services are referred to as "Transition Services"), provided that Vastera's obligation to provide such Transition Services shall end with respect to a given entity on the date that an import/export customs services agreement between Vastera and such entity becomes effective, or at such time as such entity terminates its agreement with Vastera.

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

3.9    THIRD PARTY SERVICES

Ford may at any time obtain additional Services not within the scope of the Services specified in Schedule A for the Selected Ford Operations from any third party service provider. Vastera shall fully cooperate with and work in good faith with such third party service providers. Nothing in this Agreement shall require Vastera to disclose Vastera Confidential Information to such third party service providers, except to the extent agreed to by Vastera in writing.

4.     REPORTS

       (a) In order to facilitate the proper delivery of Services, Vastera shall provide Ford with periodic written status reports, the frequency and contents of which are further described in Schedule F.

       (b) Upon request by Ford, *.

5.     RATES AND CHARGES

5.1    TRANSACTION FEE

Ford shall pay to Vastera a Transaction Fee as further described in Schedule G.

5.2    GAINSHARING FEE

Ford shall pay to Vastera a Gainsharing Fee as further described in Schedule G.

5.3    INVOICING

Vastera shall invoice Ford for all amounts due under this Agreement for Services performed on a monthly basis. Notwithstanding the foregoing, for the period starting on the Effective Date and ending on December 31, 2004, Vastera may invoice Ford in advance for one-twelfth of the minimum annual Transaction Fee amount set forth in Schedule G applicable to the month to which the invoice applies, provided that Vastera may not submit such invoice more than five days prior to the month to which the invoice applies.

5.4    PAYMENT DUE

Invoices will be payable by Ford Net 15th and 30th Prox. All amounts due and payable to Vastera under this Article 5 shall be paid, at Ford's option, either
(i) by check payable to the order of Vastera or (ii) by electronic funds transfer to Vastera from account(s) designated by Ford. Ford may withhold payment of any Fees that Ford disputes in good faith, so long as Ford provides written notice to Vastera of its intent to withhold payment.

5.5    ALL-INCLUSIVE RATES

The fees, charges, and adjustments set forth in Schedule G are all-inclusive, and include all elements of any applicable tax. The Parties agree to cooperate with each other to enable each

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

to more accurately determine their own tax liability and to minimize such liability to the extent legally permissible.

5.6    RATE REVIEW

With respect to each twelve (12) month period after the Effective Date, Vastera shall conduct an internal review (the "Rate Review") to calculate * to third parties that (i) manufacture, sell, or distribute motor vehicle-related goods or services ("Third Party Fees") during that period, (ii) receive services from Vastera that are substantially similar to Ford's Services, and (iii) pay *. Vastera shall complete any Rate Review within thirty (30) days of such period. At the conclusion of any Rate Review, Vastera shall furnish Ford with a letter from a Vastera senior executive stating whether such Difference exists, and if so, whether the Difference calculated by Vastera equals or exceeds *. If such action plan cannot be developed to Ford's satisfaction within ninety (90) days, or if Vastera fails to carry out a mutually acceptable action plan in accordance with the schedule set forth in that action plan, then Ford may *.

6.     INTELLECTUAL PROPERTY RIGHTS

6.1    FORD'S DATA

       (a) Solely to the extent necessary to provide Services pursuant to this Agreement, Ford hereby grants to Vastera, a worldwide, nonexclusive, royalty-free, personal, nontransferable and limited right and license: (i) to use; (ii) to operate; (iii) to maintain, including, but not limited to, legally required record retention;
              (iv) to copy solely for backup and archival purposes; (v) to modify; and (vi) to create Derivative Works of Ford's Data as necessary to provide the Services during the Term of this Agreement.

       (b) Upon the expiration or termination of this Agreement for any reason, Vastera's rights and license(s) to Ford's Data shall terminate, and Vastera shall return all copies in all media to Ford, except to the extent and only for the period Ford's Data is necessary for Vastera to provide services to Ford during the Termination Transition Period, and thereafter returned or for such period of record retention as may be required by law or regulation in any jurisdiction in which the Services under this Agreement have been performed, whichever period is longer..

6.2    VASTERA'S INFORMATION TECHNOLOGY

       (a) Upon delivery or use of Vastera's Information Technology in performing Services under this Agreement, Vastera shall grant to the Ford and Ford Subsidiaries a limited nonexclusive and paid-up license to use, reproduce, modify and prepare derivative works based upon such Information Technology for the sole purpose of supporting the business of the Ford Group but only to the extent such use does not compete with directly with Vastera's import/export customs trade management services provided to third parties.

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

       (b) Upon expiration or termination of this Agreement, or the end of the Transition Period, whichever is later, Ford's rights to Vastera's Information Technology to use, reproduce, modify and prepare derivative works shall terminate, provided that at Ford's option, Ford may pay the annual license fees set forth in Schedule G in order to license Vastera's Information Technology as necessary for the continued internal business operation of the Services by Ford Group or their contractors.

6.3    COPYRIGHTS

       (a)    FORD-SPECIFIC WORKS:

              (i) Any original work of authorship created by Vastera in performing the Services hereunder and that is created uniquely for Ford or a Ford Subsidiary ("Ford Specific Work") on or after the Effective Date, including but not limited to Derivative Works based upon Ford's Information Technology, shall be considered as a specially ordered or commissioned "work made for hire," as that term is defined in U.S. Copyright law (USC Title 17), and all copyrights for such works of authorship shall belong to Ford or the appropriate Ford Subsidiary. In the event any portion of any work of authorship created by Vastera specifically for Ford or a Ford Subsidiary in performing the Services hereunder does not qualify as "work made for hire," Vastera hereby assigns or, if Vastera has failed to previously secure ownership of all copyrights in such portion from its subcontractors, Vastera will use commercially reasonable efforts to obtain title and assign all copyrights to such Ford Specific Work to Ford or the appropriate Ford Subsidiary. If such commercially reasonable efforts fail, Vastera will create a materially similar alternative work of authorship and assign all right and title to such alternative work of authorship to Ford or the appropriate Ford Subsidiary.

              (ii) All Ford Specific Work referenced in Section 6.3(a)(i) above shall bear a valid copyright notice designating Ford Motor Company or the appropriate Ford Subsidiary as the copyright owner.

              (iii) With regard to each work of authorship created prior to performing the Services hereunder for which copyrights are owned or controlled by Vastera or for which Vastera has rights to grant copyright licenses and which is included in any Ford Specific Work referenced in Section 6.3(a)(i) above ("Background Work"), Vastera hereby grants to Ford and its Subsidiaries an irrevocable, nonexclusive, paid-up, worldwide license under each and every such copyright to reproduce the background work, to prepare derivative works based thereon, to distribute copies of the background work to the public, and to publicly or privately display the background work without further accounting to Vastera, only in conjunction with the Ford Specific Work.

              (iv) Ford grants back to Vastera an irrevocable, nonexclusive, paid-up, worldwide license under each and every such copyright in such Ford Specific Work, with rights to reproduce the Ford Specific Work, to prepare

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

                     derivative works based thereon, provided such use is part of Vastera's business of providing import/export customs management services to others.

       (b) NON-SPECIFIC WORKS: Any original work of authorship created by Vastera in performing the Services hereunder and that is not a Ford Specific Work shall be owned by Vastera and licensed to Ford and its Subsidiaries under the terms of Section 6.2 above.

6.4    INVENTIONS

       (a) With respect to inventions which Vastera conceives or first reduces to practice in the course of performing Services and which inventions relate to such Services, Vastera grants to Ford a permanent, paid-up, nonexclusive, nontransferable worldwide license, with a right to sublicense only the Ford Group, to use, have used, and to otherwise practice processes covered by patents on such inventions, for the sole and exclusive use by the Ford Group.

       (b) Vastera grants to Ford a permanent, paid-up, nonexclusive, worldwide license, with a right to sublicense Ford Group, to make, have made, use, have used and sell products and services, and to otherwise practice processes covered by any other patents which are now or hereafter owned or controlled by Vastera and only to the extent such a license is necessary to exercise Ford's rights in Section 6.4(a) above.

       (c) In no event shall such license granted pursuant to Section 6.4(a) or 6.4(b) permit Ford to compete directly with Vastera in the provision of import/export customs trade management services provided to third parties.

6.5    IP WARRANTY/INDEMNITY.

Vastera warrants that the transfer to Ford and Ford's use of Vastera's Information Technology, including related documentation, will not infringe any proprietary rights (including patents, copyrights, trademarks and trade secrets) of any other entity. Vastera will indemnify and defend Ford from any claim, liability and expense, including reasonable attorneys' fees, arising out of any breach of the foregoing warranty, provided that Ford notifies Vastera in a timely fashion of such claim. Vastera's obligation to indemnify and defend Ford will apply except to the extent that such infringement is directly attributable to Vastera's incorporation of Ford's Information Technology into Vastera's Information Technology. In the event a claim of infringement is asserted, Vastera may replace or modify the Software to make it non-infringing, provided that Ford approves that such replacement or modification achieves the substantive results of the original version of the Software which approval shall not be unreasonably withheld, or Vastera may procure at its expense a license for Ford to use the rights allegedly infringed.

6.6    MISCELLANEOUS

Vastera will neither assert nor transfer to another a right to assert against Ford and/or its associated companies, or dealers or customers or suppliers thereof, any intellectual property right of Vastera that is contrary to the scope of any licenses granted to Ford or any of Ford's Subsidiaries in the course of Vastera's activities hereunder.

7.     NEW TECHNOLOGY

*. Ford and Vastera recognize that Vastera will develop and market new software and systems during the Term that can be applied to Services. Vastera agrees to offer such new software and systems to Ford in connection with the provision of Services by Vastera to Ford.

8.     DATA AND CONFIDENTIALITY

8.1    SCOPE

During the course of this Agreement, the Parties each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other Party, which such Party considers to be confidential. For purposes of this Agreement, "Confidential Information" is defined as information that is disclosed in connection with this Agreement and is furnished in the following forms:

       (a) All data in whatever form pertaining to Ford and Ford Subsidiaries that is received, processed, or stored by Vastera;

       (b) Any written information, including drawings, documents, financial statements and projections, product and product cycle plans and any other written information or machine readable data, of a Party furnished to the other Party which is either marked "Confidential" or contains a proprietary notice clause;

       (c) Information, including demonstrations, which is furnished orally, if it is identified at the time of oral delivery as being Confidential Information and is confirmed as such by the furnishing Party in a written instrument delivered to the receiving party within fifteen (15) working days after such oral delivery. Such confirmatory instrument shall specifically describe the relevant Confidential Information and the date of its oral delivery and refer to this Agreement; and

       (d) Any item of hardware, including samples, devices and any other physical embodiments, if an appropriate label is placed on such hardware by the furnishing party identifying such hardware as containing Confidential Information and such hardware is delivered to the receiving Party.

In addition, the terms and conditions of this Agreement shall be deemed Confidential Information.

8.2    NON-DISCLOSURE

The receiving Party shall, for a period beginning with the first date of receipt of each respective disclosure and continuing for * thereafter or such period during which information, data or records must be maintained under applicable law or regulation, whichever period is longer, use at least the same degree of care exercised by the receiving Party with respect to its own information of the same nature as Confidential Information, but in any event no less than a reasonable degree of care to maintain the confidentiality of Confidential Information and to limit

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

its disclosure to such of its directors, employees, agents, advisors or subsidiaries on a need to know basis. The receiving Party shall be responsible for the compliance by such directors, employees, agents, advisors or subsidiaries with the confidentiality provisions of this Agreement.

8.3    EXCEPTIONS TO CONFIDENTIALITY OBLIGATIONS

The confidentiality and limited use obligations of this Agreement shall not apply to information received pursuant to this Agreement which:

       (a) is or becomes publicly known other than through a breach of this Agreement by the receiving Party; or

       (b) is already known to the receiving Party at the time of disclosure as evidenced by the receiving Party's written documentation; or

       (c) is lawfully received by the receiving Party from a third party without breach of this Agreement or breach of any other agreement between the disclosing Party and such third party; or

       (d) is independently developed by employees of the receiving Party who have not had access to or received any Confidential Information under this Agreement; or

       (e) is authorized in writing by the disclosing Party to be released from the confidentiality obligations herein.

8.4    OWNERSHIP OF CONFIDENTIAL INFORMATION

Confidential Information shall remain the exclusive property of the disclosing Party. The receiving Party agrees that Confidential Information disclosed hereunder is being received subject to the disclosing Party's ownership rights in such Confidential Information and, further, subject to all relevant intellectual and/or proprietary property rights of the disclosing Party, including the relevant laws governing patents, trademarks, copyrights, semiconductor chip protection, trade secrets and unfair competition.

8.5    RETURN OF CERTAIN CONFIDENTIAL INFORMATION

Upon the request of the disclosing Party, the receiving Party shall, at its own expense, promptly return to the disclosing Party all originals and copies of the writings and hardware in its possession which contain Confidential Information. If any writing or hardware has been destroyed, an adequate response to a return request therefor by the disclosing Party will be written notice, executed by the receiving Party, that such writing or hardware has been destroyed.

8.6    USE OF CONFIDENTIAL INFORMATION

Confidential Information shall not be copied or used by the receiving Party for any purpose other than in connection with a Party's obligations under this Agreement. With regard to Confidential Information which is covered by copyrights belonging to the disclosing Party, it is agreed that the disclosing Party reserves all rights therein. However, the Parties further agree that a limited number of copies of written materials covered by such copyrights (not including machine readable data) may be made by the receiving Party so that the receiving Party can adequately use such Confidential Information within the terms and conditions of this Agreement, provided that all proprietary legends and notices on the originals are also reproduced on such copies and that each copy is controlled by the receiving Party as an original in accordance with the terms of this Agreement.

8.7    LEGALLY REQUIRED DISCLOSURE

       (a) If the receiving Party becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the receiving Party will provide the disclosing Party with prompt written notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Agreement, the receiving Party will furnish only that Confidential Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

       (b) If the receiving Party becomes legally required or compelled by a governmental authority or agency to disclose any Confidential Information, the receiving Party shall promptly notify the disclosing Party of such disclosure. The notice of disclosure shall include, but not be limited to, identification of the authority or agency requiring or compelling the disclosure, the scope of the disclosure, the statute, regulation or other authority for requiring the disclosure, and exact copies of the Confidential Information disclosed.

8.8    RIGHT TO ENJOIN DISCLOSURE

The Parties acknowledge that a receiving Party's unauthorized disclosure or use of Confidential Information may result in irreparable harm. The disclosing Party may seek a temporary restraining order and injunction to protect its Confidential Information. The receiving Party will not raise the defense of an adequate remedy at law. This provision does not alter any other remedies available to the Parties or any other defense to prevent an award of preliminary injunctive relief to the disclosing party.

8.9    NO PATENT OR TRADEMARK LICENSE

Nothing in this Section 8 shall be construed as granting or conferring upon a Party, expressly, impliedly, or otherwise, any licenses or other rights under any patents, trademarks or any other intellectual and/or proprietary rights which the other Party hereunder now owns or may hereafter acquire.

8.10   FORD AND FORD SUBSIDIARY DATA

Notwithstanding anything to the contrary in this Section 8, all data pertaining to Ford and Ford Subsidiaries processed by Vastera or stored by Vastera shall be treated as Confidential Information during the Term and for two years thereafter or such period during which information, data or records must be maintained under applicable law or regulation, whichever period is longer, and shall not be disclosed to anyone except employees, agents, and contractors of Vastera who have a "need to know" the same in order to further or facilitate the performance of the Services and who are legally bound to respect the confidentiality thereof. All such data shall be and remain the property of Ford or the applicable Ford Subsidiary and Vastera shall provide Ford with reasonable access to any such data. Promptly after the termination or expiration of this Agreement, Vastera will return to Ford all of Ford's and each Ford Subsidiary's information, data, and files in Vastera's then-standard format and media, subject only to any legally required data, document, or record retention or maintenance. Subject to Section 8.2, Vastera shall exercise reasonable care for the protection of such data and shall maintain reasonable data integrity safeguards against the deletion or alteration of such data. In the event that any such data is lost or destroyed because of any act or omission of Vastera or any noncompliance with the obligations of Vastera under this Agreement, then Vastera shall, at its own expense, reconstruct such data as soon as feasible.

9.     FACILITY AND INFORMATION ACCESS

9.1    ACCESS TO FORD EQUIPMENT AND FACILITIES

Ford agrees to provide Vastera (including its subcontractors), at no additional charge, with:

       (a) use of a reasonable amount of temporary office space at Ford's facilities for a period of time not to extend beyond *, as well as the office services (including duplicating and internal mail delivery services), office furniture, office supplies and such other items as Ford provides to its own personnel as of the Effective Date that are necessary from time to time for Vastera to perform its responsibilities under the Agreement (provided that Ford shall have no obligation to provide long-term office space and office services to Vastera); and

       (b) reasonable access to data communications and connectivity (including with respect to Ford's LAN as well as local and long-distance telephone access and connectivity), each as reasonably necessary from time to time for Vastera to perform its responsibilities under the Agreement.

9.2    ACCESS TO INFORMATION AND FORD PERSONNEL

       (a) Subject to Ford's reasonable discretion regarding confidentiality (provided that, for Ford's contractual confidentiality obligations, Ford will use reasonable efforts, excluding expenditure of funds other than nominal expenditures, to receive the consents necessary to disclose to Vastera confidential information covered by such obligations), Ford agrees to make available any information or access to Ford's personnel (including management personnel) that Vastera or its subcontractors reasonably requests to perform their respective obligations under this Agreement.

       (b) With respect to either Party's obligations under the laws and regulations of any jurisdiction in which Services under this Agreement have been or are being performed, both Ford and Vastera are to make available any information or access to the Party's personnel as is required to satisfy the complying Party's legal obligations and responsibilities.

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

9.3    PREMISES OBLIGATIONS

While on Ford or Ford Subsidiary premises ("Ford Premises"), Vastera will examine the premises to determine whether they are safe for such Services, and will advise Ford promptly of any situation that it deems to be unsafe. For Services performed on Ford Premises in Canada, Vastera must furnish to Ford, prior to payment of invoices for such Services, evidence of compliance with the Canadian Worker's Compensation Act.

In addition, while on Ford Premises, Vastera's employees, contractors, and agents shall (1) comply with the reasonable requests, standard rules, and regulations of Ford regarding safety and health, personal and professional conduct (including the wearing of an identification badge or personal protective equipment and adhering to plant regulations and general safety practices or procedures) generally applicable to such Ford facilities, which rules and regulations Ford shall provide to Vastera upon Vastera's request, (2) not possess, use, sell, or transfer illegal drugs, medically unauthorized drugs or controlled substances, or unauthorized alcohol, (3) not be under the influence of alcohol or drugs on Ford's Premises, and (4) otherwise conduct themselves in a businesslike manner,

Ford may deny entry to Ford Premises by any Vastera employee, contractors, or agents who violates any of the foregoing requirements.

9.4    CONDUCT OF VASTERA PERSONNEL

Vastera shall ensure that the Vastera employees maintain and enforce the confidentiality provisions of this Agreement. In the event that Ford determines that a particular member of the Vastera Service-related project staff (the "Project Staff") is not conducting himself or herself in accordance with this Section, Ford may notify Vastera of such conduct. Upon receipt of such notice, Vastera shall promptly (a) investigate the matter and take appropriate action which, if such member of the Project Staff is not conducting himself or herself in accordance with this Section, may include (i) removing the applicable person from the Project Staff and providing Ford with prompt notice of such removal and
(ii) replacing the applicable person with a similarly qualified individual or
(b) take other appropriate disciplinary action to prevent a recurrence. In the event there are repeat violations of this Section by a particular member of the Project Staff, Vastera shall promptly remove the individual from the Project Staff as set forth above.

9.5    REQUIRED CONSENTS

Ford shall obtain such consents as may be required to provide Vastera access to Ford's facilities as described in Section 9.1( the "Required Consents"). Ford shall pay such fees as may be required to obtain the Required Consents. If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, Vastera will act in good faith to provide the Services to the extent practicable without such Required Consents, and Ford shall be responsible for any reasonable additional costs associated with such alternative approaches.

9.6    POWERS OF ATTORNEY

Ford shall issue to Vastera Powers of Attorney or such other authorizations as may be required by the laws or regulations of any jurisdiction in which the Services of this Agreement are being or will be performed. If Vastera issues Powers of Attorney or other similar authorizations to other persons or entities related to the performance of the Services under this Agreement,

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

Vastera shall provide copies of such Powers of Attorney or other authorizations to the Ford Liaison.

10.    REPRESENTATIONS AND WARRANTIES

10.1   AUTHORIZATION

Each Party represents and warrants to the other that:

       (a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

       (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

       (c) It is in compliance with all applicable laws and has obtained all applicable permits and licenses required in connection with its obligations under this Agreement;

10.2   NON-INFRINGEMENT

Vastera represents and warrants that it shall perform its obligations under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

10.3   OWNERSHIP OR USE

Vastera represents and warrants that it is either the lawful owner of, or authorized to use, the Vastera Proprietary Property, and that the Vastera Proprietary Property has been lawfully developed or acquired by Vastera and Vastera has the right to grant Ford the rights granted herein to Vastera Proprietary Property, including the rights of access and use.

10.4   COMPLIANCE WITH OBLIGATIONS

Each party represents and warrants that its execution and delivery of, and performance of its obligations under, this Agreement does not violate or constitute a breach of any of its contractual obligations with third parties.

10.5   WARRANTIES

       (a)    Vastera represents and warrants the following to Ford:

              (i) The equipment and goods selected by Vastera (and not by Ford) in providing the Services will be free of material defects, and suitable and fit for the purposes of providing Services under this Agreement; and

              (ii) All Services will be performed by Vastera in a professional and workmanlike manner, in accordance with generally accepted industry practices and standards.

       (b) Vastera will not be responsible and disclaims all express and implied warranties for any inaccuracies in Deliverables to the extent such inaccuracies are attributable to data and/or Ford Proprietary Property or Systems provided by Ford to Vastera.

       (c) THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.6   REGULATORY AND CORPORATE PROCEEDINGS

       (a) Each Party agrees to obtain all necessary regulatory approvals applicable to its business, obtain any necessary licenses, permits and Required Consents, and comply with any regulatory requirement or law applicable to the performance of the Services and their other respective obligations under this Agreement.

       (b) Vastera has obtained and provided to Ford copies of all licenses and permits issued by any governmental authority or agency required by Vastera to perform the Services under this Agreement.

10.7   EXERCISE OF REASONABLE CARE

       (a) Vastera shall exercise reasonable care or such other applicable standard of conduct as is applicable in any jurisdiction in which the Services under this Agreement have been or are being performed. Vastera's failure to exercise reasonable or such other applicable standard of conduct shall entitle Ford to indemnification, as provided in section 15.1 of this Agreement.

       (b) If, in its performance of the Services or meeting the Objectives under this Agreement, Vastera wants to take any action or position that, in the judgment of a reasonable person in similar circumstances, would expose or subject Ford to a material dispute, challenge or enforcement action by any governmental authority or agency (including, but not limited to, changes in the historic classifications and historic valuations of Ford goods), Vastera shall provide Ford with written notice of the proposed action or position, along with an explanation and request Ford's consent prior to taking any action or position, prior to taking any action or position. Consent shall be given in Ford's sole discretion.

11.    CORPORATE CITIZENSHIP

11.1   SMALL AND DISADVANTAGED BUSINESS CONCERNS

Ford serves from time to time as a contractor for the United States government. The policy of the United States government expressed in Pub. L. 95-507, that small business concerns and small disadvantaged business concerns will have the maximum practicable opportunity to participate in performing contracts of the United States government, and its clause entitled "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals," apply to Ford U.S. and its U.S. suppliers, including Vastera. A copy of the foregoing clause is available from Ford upon request.

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

11.2   SOURCING AND COMPLIANCE

*. Vastera will comply with federal laws, rules and regulations applicable to subcontractors of government contractors, including those relating to contracting with small and disadvantaged business concerns (Pub. L. 95-507); contracting with business concerns operating in areas of surplus labor (41 CFR 1-1.805); and contracting with women-owned business concerns (Executive Order 12138).

12.    RECORDS; CONTROL REVIEW; AUDITS

12.1   RECORDS

Vastera will create accurate records and books of account regarding its business relating to the Services pursuant to this Agreement and maintain such records for at least seven years after their creation.

12.2   CONTROL REVIEW GUIDELINES

Vastera shall cause all Vastera Systems utilized in support of Services to qualify under the Ford Application Control Review Guidelines attached as Schedule H.

12.3   GENERAL AUDIT

Only on * basis, Ford, upon notifying Vastera of the estimated scope and duration of the audit will have the right upon at least * business days' prior notice and during normal business hours to send its authorized representatives to examine all pertinent documents and materials in the possession or under the control of Vastera relating to any of Vastera's obligations under this Agreement or any payments requested by Vastera pursuant to this Agreement. Except as provided in Section 12.4 below, Ford will not have access to any information relating to Vastera's other customers if the release of such information to Ford would violate any confidentiality agreement with such customers.

Vastera will assist Ford's employees, agents, subcontractors, examiners or auditors as may be reasonably required in testing Ford's data files and programs created by Vastera in the course of performing its obligations under this Agreement, including, without limitation, installing and running audit software. If requested by Ford's external auditors or required by law (e.g., governmental agency reporting purposes), Vastera will assist Ford in responding to those requests and requirements, including copying.

12.4   RATES AUDIT

Ford shall have the right upon * business days' prior notice and during normal business hours to have an independent certified public accounting firm ("Ford Auditor") inspect, examine, audit and take extracts from or make copies of any Vastera's records and books of account relating to whether or not Vastera's Compliance Letters issued to Ford were inaccurate in any material respect. Ford shall cause the Ford Auditor to agree that it will not disclose any financial data

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

regarding any of Vastera's third party customers to Ford, except that if the Ford Auditors identify an inaccuracy relating to any Compliance Letter delivered to Ford, then the Ford Auditor may disclose the nature and magnitude of the inaccuracy to Ford.

12.5   AUDIT EXPENSES

All costs and expenses, related to such audits will be fully borne by Ford, except for audits where a Ford Auditor identifies material inaccuracies relating to Compliance Letters, in which case Vastera will bear the costs and expenses related to such audit. A "material inaccuracy" as used in this section means an error favoring Vastera equal to or exceeding *.

13.    TERM

13.1   INITIAL TERM

The term of this Agreement shall begin on the Effective Date and shall expire ten (10) years after the Effective Date, unless terminated earlier or extended in accordance with this Agreement (the "Initial Term").

13.2   RENEWAL TERMS

After the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years each (each of which shall be a "Renewal Term"), unless this Agreement is terminated earlier in accordance with this Agreement.

14.    TERMINATION, EXPIRATION AND TRANSITION

This Agreement may be terminated before the expiration of the Initial Term or any Renewal Term in accordance with the provisions of this Section 14.

14.1   TERMINATION FOR CAUSE

       (a) If either Party materially defaults in its performance under this Agreement and fails to either substantially cure such default within * after receiving written notice specifying the default, then the Party not in default may terminate this Agreement immediately upon written notice, as of a date specified in such notice. If the nature of the default reasonably precludes a best efforts cure by the defaulting Party within * of receipt of written notice, then the defaulting Party must promptly (i) notify the other Party in writing of such preclusion, (ii) commence curing such default with reasonable best efforts and all due diligence, and (iii) cure such default within * after receiving the original written notice from the other Party. In the event that such cure is not achieved within this * period, the other Party may terminate this Agreement immediately upon written notice, as of a date specified in such notice.

       (b) Notwithstanding 14.1(a), in the event that a Party defaults in the payment of any charges or other amounts due to the other Party under this Agreement and fails

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

              to cure such default within * days after receiving written notice specifying such default, then the other Party may terminate this Agreement immediately.

14.2   TERMINATION FOR CONVENIENCE

       (a) Commencing upon August 1, 2003, either Party may terminate this Agreement for convenience upon providing the other Party with one year's written notice of such termination, provided that such written notice must be sent by the terminating Party to the other Party during the period starting on *. In the event that the terminating Party fails to send notice during such period, such notice will be deemed null and void so long as the other Party responds in writing regarding such failure within * of receipt of the original notice.

       (b) Commencing upon * written notice of such termination, provided that such written notice must be sent by the terminating Party to the other Party during the period starting on *. In the event that the terminating Party fails to send notice during such period, such notice will be deemed null and void so long as the other Party responds in writing regarding such failure within * of receipt of the original notice.

14.3   OTHER TERMINATION

       (a) Ford may terminate this Agreement in accordance with the provisions set forth in Section 3.6 and 5.7. Either Party may terminate this Agreement in accordance with the provisions set forth in Section 16.2.

       (b) Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that any HSR Act waiting period applicable to the Stock Transfer Agreement among Ford, Vastera, and Vastera, Inc. (the "Stock Issuance Agreement", dated as of the date hereof) does not expire or is not terminated within 45 days of the submission of premerger notification filings by both Parties.

       (c)    During the period starting on the Effective Date and ending sixty
              (60) days thereafter (the "Sixty Day Period"), either Party may terminate this Agreement upon written notice to the other Party, provided that (i) the effective date of such termination will be the day following the Sixty Day Period and (ii) in the event that Vastera receives written approval or concurrence from the United States Securities and Exchange Commission of its treatment of the transactions contemplated by the Stock Issuance Agreement as a business combination applying the purchase method of accounting under generally accepted accounting principles, then neither Party may terminate this Agreement pursuant to this Section 14.3(c), regardless of whether notice of such termination has been provided to the other Party.

14.4   CONSEQUENCES OF TERMINATION OR EXPIRATION

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

Upon the termination or expiration of this Agreement other than as a result of an intentional breach by Ford, Ford, at its option, may provide Vastera with written notification of Ford's desire to continue its access and use of the Services for an additional twelve-month close down period (the "Termination Transition Period") pursuant to the same terms and conditions set forth in this Agreement. The Parties shall be obligated to maintain the then-current pricing (unless the then-current pricing is not feasible for Vastera to derive a reasonable business profit, in which case the pricing during the Termination Transition Period will be based on Vastera's actual costs plus * markup) for the entire Termination Transition Period. If Ford does not provide Vastera written Termination Transition Period notification within fifteen (15) days from the termination or expiration of this Agreement, then:

       (a) Each Party shall return to the other Party within a reasonable time all Confidential Information and other property (including intellectual property) of such other Party that it does not have a right to continue to use; and

       (b) Commencing upon the expiration of this Agreement or upon any notice of termination, and continuing for a period to be agreed upon by the Parties, Vastera will provide to Ford, at the rates set forth in Schedule G, transition assistance reasonably necessary to transition Ford from Services.

15.    INDEMNITIES

15.1   INDEMNITY BY VASTERA

To the full extent permitted by applicable law and subject to the limitations set forth in Section 16, Vastera will defend, indemnify, and hold harmless Ford, Ford Subsidiaries, their directors, officers, and employees ("Ford Indemnitees") for all Losses incurred by Ford Indemnitees in connection with all claims (including lawsuits, administrative claims, regulatory actions, and other proceedings to recover for personal injury or death, property damage, or economic loss) that are related in any way to Vastera's (i) breach of any of its obligations under this Agreement, *, or (iv) *. Vastera's obligation to indemnify under this Section will apply regardless of whether the claim arises in tort, negligence, contract, warranty, strict liability, civil or criminal investigation or enforcement by any governmental authority or agency, or otherwise except to the extent of the contributory or superseding negligence of Ford.

15.2   INDEMNITY BY FORD

To the full extent permitted by applicable law and subject to the limitations set forth in Section 16, Ford will defend, indemnify, and hold harmless Vastera, its directors, officers, and employees ("Vastera Indemnitees") for all Losses incurred by Vastera Indemnitees in connection with all claims (including lawsuits, administrative claims, regulatory actions, and other proceedings to recover for personal injury or death, property damage, or economic loss) that are related in any way to Ford's (i) breach of any of its obligations under this Agreement, *, or (iii) * relates to:

       (a)    Ford's payment obligations under this Agreement; or

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

       (b) Any inaccuracies in the information provided by Ford to Vastera pursuant to Section 9.2.

Ford's obligation to indemnify under this Section will apply regardless of whether the claim arises in tort, negligence (including gross negligence), contract, warranty, strict liability, civil or criminal investigation or enforcement by any governmental authority or agency, or otherwise except to the extent of the contributory or superseding negligence of Vastera.

15.3   ADDITIONAL INDEMNITIES

Notwithstanding anything to the contrary in Sections 15.1 and 15.2, Vastera shall be exclusively responsible for, shall bear, and shall defend, indemnify, and relieve Ford and Ford Subsidiaries against and from liability for all Losses resulting from bodily injury, sickness, or disease, including death at any time resulting therefrom, sustained by any person or persons, or on account of damage to or destruction of property, including that of Ford and Ford Subsidiaries, arising out of, or in connection with the performance of work by Vastera's employees, agents, and subcontractors on Ford's premises except that Vastera shall not be responsible for or indemnify against, defend against, or relieve Ford from liability for claims arising from the willful misconduct or the sole negligence of Ford.

15.4   INFRINGEMENT

If any Vastera Proprietary Property becomes, or in Vastera's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, Vastera shall, in addition to indemnifying Ford as provided in this Section, promptly at Vastera's expense use reasonable efforts to secure the right to continue using the item or replace or modify the item to make it non-infringing. In the event neither of such actions is reasonably available to Vastera, and only in such event, Vastera shall remove the item from the Services and the parties shall mutually determine an equitable adjustment to Fees that reflect such removal.

15.5   INDEMNIFICATION PROCEDURES

With respect to third-party claims, the following procedures shall apply:

       (a) NOTICE. Promptly after receipt by any entity entitled to indemnification under Sections 15.1 through 15.3 of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a request, notice, subpoena, complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its responsibilities and obligations with respect to such indemnification and elects to assume control of the defense and settlement of that claim (a "Notice of Election").

       (b) PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and all negotiations for the compromise, settlement, or resolution of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. The indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

       (c) PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

       (d) LIMITATION. Any settlement or award of such indemnification claim shall be limited by Section 16 ("Limitation of Liability") of this Agreement.

15.6   SUBROGATION

In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Sections 15.1 through 15.3, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

16.    LIMITATION OF LIABILITY

16.1   LIMITATION

       (a)    (i)    Each Party's and each of its subcontractor's aggregate
                     liability for Losses resulting from its performance or nonperformance under this Agreement regardless of the form of action, and whether in contract, tort (including negligence), warranty, or other legal or equitable grounds, shall be limited to *.

              (ii) Neither Party shall be liable for any Losses incurred by the other Party that are attributable to a loss of profit or revenue or to any other consequential, indirect, incidental, special, punitive, or exemplary damages suffered by the other Party, arising from or related to this Agreement, even if such Party has been advised of the possibility of such Losses.

              (iii) Vastera shall be liable to Ford for Customs Penalty Losses incurred by Ford or Ford Subsidiaries as a result of Vastera's performance or non-performance under this Agreement only to the extent that such Customs

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

                     Penalty Losses incurred in a given calendar year exceed a threshold of * during that calendar year. For purposes of calculating aggregate liability pursuant to Section 16.1(a)(i), only the annual Customs Penalty Losses that exceed this threshold shall count toward such aggregate liability.

       (b) The limitations set forth in Section 16.1(a) above shall not apply to:

              (i) Losses by either Party for bodily injury or damage to real property or tangible personal property; and

              (ii) Losses by either Party that arise out of the other Party's gross negligence or willful misconduct.

16.2   RIGHT OF TERMINATION

In the event that the foregoing limitation of liability in Section 16.1 directly precludes full recovery of a Loss by a Party (the "Damaged Party"), then the Damaged Party has the right to terminate this Agreement upon at least thirty
(30) days written notice to the other Party unless and until the other Party fully compensates the Damaged Party for the portion of the Loss that was not recoverable due to the foregoing limitation.

17.    INSURANCE

During the term of this Agreement, Vastera agrees to maintain insurance in the following amounts and coverage (including any applicable umbrella or excess coverage):

       (a) Workers' Compensation - Statutory limits or a State certificate of self-insurance;

       (b)    Employers Liability Insurance - *;

       (c) Commercial General Liability, including contractual liability coverage - *;

       (d)    Automobile Liability - *; and

       (e)    Errors and Omissions Insurance - *.

Such policies of liability insurance, and any excess or umbrella policy carried by Vastera above the limits specified above, shall be from insurers acceptable to Ford and shall be endorsed:

       (a) to provide that said insurance shall be primary insurance and to acknowledge that any self-insurance or insurance policy or policies of Ford shall be secondary or excess insurance notwithstanding any provisions in such policies regarding other insurance;

       (b) to name Ford, its affiliates, subsidiaries, and their respective directors, officers, agents and employees as additional insureds; and

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

       (c) to contain a provision requiring the insurers to provide Ford with thirty (30) days' written notice of any cancellation or adverse material change in such insurance.

Such policies shall be from insurers listed in the most recent "Best's Insurance Guide" as possessing a minimum policyholder's rating of "A-" (Excellent) and a financial category no lower than "VI" ($25 million - $50 million of adjusted policyholders' surplus). Certificates evidencing the required coverage will be provided by Vastera to Ford upon request.

18.    OTHER ARRANGEMENTS

       (a) Upon the execution of this Agreement, Ford and Vastera will discuss in good faith the following arrangements:

              (i)    *; and

              (ii)   *.

19.    DISPUTE RESOLUTION

If a material breach occurs or a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented in lieu of litigation, except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

       (a) The Parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled hereunder.

       (b) If within thirty (30) days after such meeting the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation.

       (c) The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

       (d) The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the Parties are not successful in resolving the dispute through the mediation, then the Parties agree to submit the matter to binding arbitration or a private adjudicator.

----------
* This portion of the document has been omitted pursuant to a request for confidential treatment and such portion has been filed separately with the U.S. Securities and Exchange Commission.

       (e) Mediation or arbitration shall take place in Pittsburgh, Pennsylvania unless otherwise agreed by the parties. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This Section is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 ET SEQ.

       (f) In the event of arbitration, the Parties agree that the award of the arbitrator shall be (1) the sole and exclusive remedy between them regarding any claims, counterclaims, or issues presented to the arbitrator; (2) final and subject to no judicial review; and
              (3) made and shall promptly be payable in U.S. dollars free of any tax, deduction, or offset. The Parties further agree that any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement. The Parties hereto agree that judgment on the arbitration award may be entered and enforced in any court of competent jurisdiction. Each Party shall, except as otherwise provided herein, be responsible for its own costs, including legal fees, incurred in the course of any arbitration proceedings. The fees of the arbitrator shall be divided evenly between the Parties.

20.    GENERAL

20.1   FORCE MAJEURE

Either Party's delay or failure to perform (except for a Party's payment obligation) shall be excused for so long as, and to the extent that, it is prevented from performing any of its obligations under this Agreement, in whole or in part, as a result of delays caused by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, or any other cause beyond the reasonable control of such Party (a "Force Majeure Event"). The non-performing Party shall promptly notify the other Party of the circumstances causing its delay or failure to perform and of its plans and efforts to implement a workaround solution. For as long as such circumstances prevail, the Party whose performance is delayed or hindered shall continue to use reasonable efforts to minimize the length and effect of delays and shall re-commence performance after the cessation of the Force Majeure Event.

20.2   ADVERTISING/PUBLICITY

Any reference to Ford or any of its associated companies or use of Ford's or a Ford Subsidiary's trade marks or logos by Vastera in any advertising or publicity materials will comply with Ford's Publicity/Advertising Guidelines (MSP10-150), attached as Schedule I.

20.3   NON-SOLICITATION OF EMPLOYEES

       (a) During the Term, Ford or any Ford Subsidiary will not solicit or hire for employment any then-current employees of Vastera without prior written approval from Vastera, which approval may be withheld in Vastera's sole discretion. If a Vastera employee terminates his or her employment with Vastera, then such employee may be hired by Ford or a Ford Subsidiary no sooner than six months from the date that such employee's employment is terminated.

       (b) During the Term, except for Ford employees seconded to Vastera, Vastera will not solicit or hire for employment any then-current employees of Ford or Ford Subsidiaries without prior written approval from Ford or the applicable Ford

              Subsidiary, which approval may be withheld in the employing company's sole discretion. If a Ford or Ford Subsidiary employee terminates his or her employment with Ford or the applicable Ford Subsidiary, then such employee may be hired by Vastera no sooner than six months from the date that such employee's employment is terminated.

       (c) Nothing contained in this Section shall preclude either Ford, a Ford Subsidiary, or Vastera from making general solicitations through advertisements or otherwise that are not specifically targeted to such employees.

20.4   BINDING NATURE AND ASSIGNMENT

This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Except as otherwise provided in this Agreement, neither Party shall assign this Agreement or delegate such Party's obligations hereunder without the prior written consent of the other, except that either Party may assign this Agreement without the consent of the other Party to an entity that acquires all, or substantially all, of the business of the assigning Party (provided that such entity is not a competitor of (i) Vastera (if Ford is the assigning Party) or (ii) Ford or Ford Subsidiaries (if Vastera is the assigning Party).

20.5   ENTIRE AGREEMENT; AMENDMENT; WAIVER

This Agreement, including the Schedules referred to herein and attached hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless set forth in a writing signed by each of the Parties. The failure of a Party to enforce, or the delay by either of them in enforcing, any of their respective rights under this Agreement will not be deemed a continuing waiver or a modification of any rights hereunder and a Party may, within the time provided by applicable law and consistent with the provisions of this Agreement, commence appropriate legal proceedings to enforce any or all of its rights.

20.6   NOTICES

All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express, overnight courier with a reliable system for tracking delivery, or (iii) six (6) calendar days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

       In the case of Ford:       Ford Motor Company
                                  One American Road, 11th Floor
                                  Dearborn, Michigan 48126
                                  ATTENTION: Vice President, Material Planning and Logistics

       With copies to:            Ford Motor Company
                                  The American Road
                                  Dearborn, Michigan 48121
                                  ATTENTION: Assistant Tax Officer,
                                  Corporate Finance

                                  Ford Motor Company
                                  Office of the General Counsel
                                  One American Road, WHQ Suite 320
                                  Dearborn, Michigan 48126
                                  ATTENTION: Assistant General Counsel
                                  -- Transactions

       In the case of Vastera:    Vastera Solution Services Corporation
                                  45025 Aviation Drive
                                  Dulles, Virginia 20190-5602
                                  ATTENTION:  General Counsel

       With copies to:            Vastera Solution Services Corporation
                                  45025 Aviation Drive
                                  Dulles, Virginia 20190-5602
                                  ATTENTION: Vastera designated Liaison

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

20.7   COUNTERPARTS

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

20.8   SEVERABILITY

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

20.9   CONSENTS AND APPROVAL

Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld.

20.10  SURVIVAL

Any provision of this Agreement which contemplates performance or observance after any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement and continue in full force and effect.

20.11  THIRD PARTY BENEFICIARIES

This Agreement is entered into solely between, and may be enforced only by, Ford and Vastera. This Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

20.12  CHOICE OF LAW

This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its choice of law principles.

20.13  NEGOTIATED TERMS

The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

20.14  TITLES AND HEADINGS

Titles and headings of Sections of this Agreement are for convenience only and will not affect the construction of any provision of this Agreement.

20.15  NO INDIVIDUAL AUTHORITY

Neither Party shall, without the express, prior written consent of the other Party, take any action for or on behalf of or in the name of the other Party, assume, undertake, or enter into any commitment, debt, duty or obligation binding upon the other Party, except for actions taken pursuant to agreements entered into between such Party or its Affiliates and any other Party.

20.15  PARENT GUARANTY

In connection with this Agreement, Ford and Vastera, Inc. have executed a Parent Guaranty, attached hereto as Schedule J.

20.16  GOOD FAITH AND FAIR DEALING

In entering into this Agreement, Ford and Vastera each acknowledge and agree that all aspects of the relationship between Ford and Vastera contemplated by this Agreement, including the performance of all obligations under this Agreement, will be governed by the fundamental principle of good faith and fair dealing.

21.    INCORPORATION BY REFERENCE AND ORDER OF PRECEDENCE

All Schedules and attachments attached hereto are hereby incorporated by reference into this Agreement. Any amendments to this Agreement, Schedules and attachments, and any other schedules and attachments that are agreed upon by the Parties after the Effective Date, shall likewise be incorporated by reference into this Agreement. Any conflict among or between the documents making up this Agreement will be resolved in accordance with the following order of precedence (in descending order of precedence): (1) This Agreement; (2) the remaining Schedules; and (3) the attachments to the Schedules.

FORD MOTOR COMPANY                       VASTERA SOLUTION SERVICES CORPORATION

By: /s/ Frank Taylor                     By: /s/ Arjun Rishi

   -------------------------------          --------------------------------
Printed:                                 Printed:

        --------------------------               ---------------------------

Title:                                   Title:

      ----------------------------             -----------------------------

Date:                                    Date:

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